EXHIBIT 99.1


            COOPERATIVE BANKSHARES, INC. APPOINTS NEW AUDIT COMMITTEE
                   MEMBER; ANNOUNCES RECEIPT OF NASDAQ LETTER


     WILMINGTON, North Carolina, May 20, 2008 -- Cooperative Bankshares, Inc. (NASDAQ: COOP) (the "Company") today announced that on May 20, 2008, the Company appointed R. Allen Rippy to the Company's Audit Committee. The Company's Board of Directors also determined that Mr. Rippy is "independent" under the applicable rules of the Nasdaq Stock Market ("Nasdaq") and the Securities and Exchange Commission.

     As previously announced, Paul G. Burton, who was one of the Company's independent directors and a member of the Company's Audit Committee, retired from the Company's Board of Directors on April 25, 2008 because he reached the mandatory retirement age set forth in the Company's Bylaws. On May 16, 2008, the Company received a letter from Nasdaq indicating that, as a result of the retirement of Mr. Burton from the Board, the Company was no longer in compliance with the requirements of Nasdaq Marketplace Rule 4350, which requires that the Company have three independent directors serving on its Audit Committee.

     In a subsequent letter to the Company, dated May 20, 2008, the Nasdaq staff confirmed that Mr. Rippy's appointment to the Audit Committee rendered the Company in compliance with Nasdaq Marketplace Rule 4350.

     Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty three offices in Eastern North Carolina and two offices in South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

     Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.